Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)
GYRE THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001(1)	Rule 457(a)(2)	17,845,496(3)	$8.2875(3)	$147,894,548.10	$147.60 per $1,000,000	$21,829.24
Total Offering Amounts							$21,829.24
Total Fee Offsets							$—
Net Fee Due							$21,829.24

(1)
This Registration Statement on Form S-8 covers 17,845,496 shares of common stock, par value $0.001 (“Common Stock”) of Gyre Therapeutics, Inc. (the “Company”) that are (i) authorized for issuance under the Gyre Therapeutics, Inc. 2023 Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issued pursuant to the adjustment provisions of the Plan, including by reason of any stock split, stock dividend or other similar transaction.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on the average of the high and low sales prices of Common Stock, as quoted on The Nasdaq Capital Market on October 27, 2023.

(3)
On October 30, 2023, the Company effected a 1-for-15 reverse stock split of Common Stock (the “Reverse Stock Split”).  The number of shares registered and the per share price noted in the “Proposed Maximum Offering Price Per Share” reflect the Reverse Stock Split.